Exhibit 99.1

Lapolla Industries’ Board of Directors Declares Cash Dividend

Letter to Shareholders with 2016 Year End Financial Results

Houston, TX, February 15, 2017 - Lapolla Industries, Inc. (“Lapolla” or the “Company”)(LPAD), a Houston-based publicly traded manufacturer and global supplier of high performance spray foam insulation and roofing products, today announces its Letter to Shareholders with financial results for the 2016 year.

To Shareholders:

Lapolla is pleased to announce record results for 2016, along with the other major milestones, in the continuing advancement of the company’s market position and financial strength.

Financial highlights from 2016 compared to 2015:

- Spray foam sales were up 17%, with overall sales up 10%, exceeding $86 million in revenue.
- Gross profit increased by 36%, going from $18.4 million to $25 million.
- Adjusted EBITDA more than doubled, going from $4.1 million to $10.2 million.
- Net Income was $6.4 million, an increase of $7 million over 2015.
- Extinguished $7.7 million debt to Enhanced Capital.
- Reduced total debt by $5.2 million through positive cash flow, resulting in interest savings of $780,000, excluding loss on extinguishment of debt.
- Established a new line of credit with Bank of America at favorable interest rates which on a go forward basis will result in a $1.5 million interest expense savings on an annualized basis.

As a result of this significant progress, we are pleased to announce a cash dividend of one cent per share, payable to shareholders of record as of March 30, 2017. This represents the first cash dividend since the inception of the Company and reflects our commitment to providing value to our shareholders.

We are also pleased to report the election of Harvey L. Schnitzer to our Board of Directors. Mr. Schnitzer has served as our Chief Operating Officer since joining the Company in 2012 and has made significant contributions to the financial and operational areas of our Company.

Lapolla continues to strengthen our role as the technology and commercial leader in providing spray polyurethane foam for residential and commercial applications. We were the first globally to develop and commercialize the next generation products, reaching new heights for product performance and environmental standards. With an expanding domestic and international footprint, Lapolla stands committed to providing industry leading solutions and support to our valued and growing customer base.

Thank you for your confidence and investment in Lapolla Industries.

Richard J. Kurtz                        Douglas J. Kramer
Chairman of the Board                CEO and President

About Lapolla Industries, Inc.

Lapolla Industries, Inc. (LPAD) is a global supplier and manufacturer of spray polyurethane foam for insulation and roofing applications, reflective roof coatings and equipment. Based in Houston, Texas, the Company’s building envelope and roofing product solutions are designed to reduce energy consumption in the building environment, across the residential, commercial and industrial sectors, in both new construction and retrofits. Visit Lapolla Industries at www.lapolla.com.

For further information regarding Lapolla’s 2016 year financial results, including Adjusted EBITDA, and a reconciliation of Adjusted EBITDA to net income or loss for the 2016 and 2015 years, respectively (see below), refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Lapolla’s SEC filings, including, but not limited to, its annual report on Form 10-K available at www.lapolla.com.

Forward Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, adverse economic conditions and their effect on demand for foams and coating; adverse effects of fluctuations in sales; intense competition from competitors that are better established and have significantly greater resources than us; our dependence on a few large suppliers for a large portion of materials required for production and sales of our products; loss or departure of key personnel; market acceptance of our existing and new products; unanticipated increases in raw material prices or disruptions in supply; restrictive loan covenants and/or our ability to repay or refinance debt under our credit facilities; operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor or overhead cost increases, interest rate risk and commodity risk; the fact that our chairman controls a majority of our combined voting power, and may have, or may develop in the future, interests that may diverge from those of other stockholders; future sales of large blocks of our common stock, which may adversely impact our stock price; and the liquidity and trading volume of our common stock. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Relations:

Michael T. Adams, EVP
Phone: 281-219-4700
Email: IR@lapolla.com

Results of Operations

Summary

The following table presents selected financial and operating data derived from the audited financial statements of the Company as of the dates and for the periods indicated. In addition, the table presents our unaudited non-GAAP financial measures, EBITDA and Adjusted EBITDA, and includes our reconciliation to net income or loss, its most directly comparable financial measure calculated and presented in accordance with GAAP. The table is presented in thousands.

	Year Ended December 31,
	2016	2015
Summary of Overall Results of Operations
Sales	$86,386	$78,649
Operating Income	7797	2055
Other Expense	1108	2240
Net Income (Loss)	6378	(577)
EBITDA (Unaudited)	$8,727	$2,732
Adjusted EBITDA (Unaudited)	$10,180	$4,088

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss):
Net Income (Loss):	$6,378	$(577)
Additions:
Interest Expense	885	1319
Interest Expense - Related Party	491	775
Interest Expense - Amortization of Discount	120	181
Income Tax Expense	311	392
Depreciation	265	358
Amortization of Other Intangible Assets	277	284
EBITDA	$8,727	$2,732
Additions:
Share Based Compensation (1)	$988	$1,229
Property Tax Expense	159	127
Loss on Debt Extinguishment	306	0
Adjusted EBITDA	$10,180	$4,088
____
(1) Represents non-cash share-based compensation expense for the periods then ended.

Non-GAAP Financial Measures

To supplement our financial statements presented on a GAAP basis, we disclose non-GAAP measures as EBITDA and Adjusted EBITDA because management uses these supplemental non-GAAP financial measures to evaluate performance period over period, to analyze the underlying trends in its business, and to establish operational goals and forecasts that are used in allocating resources. In addition, we believe many investors use these non-GAAP measures to monitor the Company’s performance. Our presentation includes these non-GAAP financial measures, and a reconciliation of EBITDA and Adjusted EBITDA to the GAAP measures most directly comparable thereto. The GAAP measure most directly comparable to EBITDA and Adjusted EBITDA is net income or loss. The non-GAAP financial measures of EBITDA and Adjusted EBITDA should not be considered as an alternative to net income or loss or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and have important limitations as analytical tools. You should not consider EBITDA or Adjusted EBITDA in isolation or as substitutes for analysis of our results as reported under GAAP. Because EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and is defined differently by different companies, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

EBITDA

We define EBITDA as earnings or loss before interest, income taxes, depreciation and amortization.

Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA increased by total share based compensation, property taxes, and loss on debt extinguishment.

The Company believes that presenting EBITDA and Adjusted EBITDA, in addition to the corresponding GAAP financial measures, provides investors greater transparency to the information used by management for financial and operational decision-making and allows investors to see the Company’s results "through the eyes" of management. We further believe that providing this information assists investors in understanding the Company’s operating performance and the methodology used by management to evaluate and measure such performance.

We recognize that the usefulness of EBITDA and Adjusted EBITDA as an evaluative tool may have certain limitations, including:

•
EBITDA and Adjusted EBITDA do not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and impacts our ability to generate profits and cash flows. Therefore, any measure that excludes interest expense may have material limitations;

•
EBITDA and Adjusted EBITDA do not include depreciation and amortization of other intangible assets expense. Because we use capital assets, depreciation and amortization of other intangible assets expense is a necessary element of our costs and ability to generate profits. Therefore, any measure that excludes depreciation and amortization of other intangible assets expense may have material limitations;

•
EBITDA and Adjusted EBITDA do not include provision for income taxes. Because the payment of income taxes is a necessary element of our costs, any measure that excludes income tax expense may have material limitations;

•	EBITDA and Adjusted EBITDA do not reflect capital expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs.